Exhibit 99.1

News Release

For Immediate Release

GenCorp Enters into Definitive Agreement to Acquire Pratt & Whitney Rocketdyne from United Technologies Corporation

SACRAMENTO, Calif. – July 23, 2012 – GenCorp Inc. (NYSE: GY), headquartered in Sacramento, California, announced today that it has signed a definitive agreement to acquire Pratt & Whitney Rocketdyne (PWR) from United Technologies Corporation (NYSE: UTX) for $550 million.

“We see great strategic value in this transaction for the country, our customers, partner supply base and our shareholders,” GenCorp Chief Executive Officer Scott Seymour said. “The combined enterprise will be better positioned to compete in a dynamic, highly competitive marketplace, and provide more affordable products for our customers.”

“In addition, this transaction almost doubles the size of our company and provides additional growth opportunities as we build upon the complementary capabilities of each legacy company that has enabled a generation of human space travel and national security launch services. We have the opportunity to build upon the proud heritage of our companies, the ability to create increased value for our customers and, best of all, to secure the future of both organizations,” Seymour continued.

PWR, headquartered in Canoga Park, California, is a provider of high-value propulsion, power, energy and innovative system solutions used in a wide variety of government and commercial applications, including the main engines for the Atlas and Delta launch vehicles, missile defense systems and advanced hypersonic engines.

The purchase price of $550 million, which is subject to adjustment for working capital and other specified items, is expected to be financed with a combination of cash on hand and issuance of debt. The acquisition of PWR is conditioned upon, among other things, the receipt of required regulatory approvals and other customary closing conditions. Subject to the satisfaction of these conditions, the acquisition is expected to close in the first half of 2013. The transaction is expected to be accretive to earnings in the first year.

Citigroup Global Markets Inc. is acting as exclusive financial advisor to GenCorp for this transaction. In addition, Morgan Stanley Senior Funding LLC and Citigroup Global Markets Inc. are providing fully committed financing to support this transaction.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected depending on a number of risks, uncertainties and other factors such as business climate, economic and competitive uncertainties, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule contemplated by the parties; and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Forward-looking statements in this document should be evaluated together with the many factors that affect GenCorp's business as described in more detail in GenCorp's Form 10-K for the year ended November 30, 2011, and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Aerojet is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet can be obtained by visiting the companies' websites at http://www.GenCorp.com and at www.Aerojet.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941

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